Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Powerfleet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(c)	24,285,714	(1)	$6.58	(2)	$159,799,998.12	(2)	0.00015310	$24,465.38
	Total Offering Amounts							$159,799,998.12			$24,465.38
	Total Fee Offsets										—
	Net Fee Due										$24,465.38

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share (“Common Stock”) of Powerfleet, Inc. (the “Registrant”) to be offered for resale from time to time by the selling stockholders named in the prospectus that forms a part of the registration statement to which this exhibit is attached. The registration statement registers the resale of up to an aggregate of 24,285,714 shares of Common Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable as a result of stock splits, stock dividends, or other distribution, recapitalization or similar events.
(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on November 21, 2024, as reported on The Nasdaq Global Market.